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                          [LDDS WORLDCOM LETTERHEAD]



FOR MEDIA:                                           FOR INVESTORS:
Steve Ingish, (601) 360-8750                         Gary Brandt, (601) 360-8544
Mark Weeks, 011-44-171-570-5759
Joele Frank, Abernathy/MacGregor, (212) 371-5999
Lucas van Praag, Brunswick Group, 011-44-171-404-5959


FOR IMMEDIATE RELEASE

                 DOJ ASKS WORLDCOM FOR ADDITIONAL INFORMATION
                           CONCERNING OFFER FOR MCI

         Jackson, Miss., October 31, 1997 - WorldCom, Inc. (NASDAQ: WCOM) announced today that it has received a request for additional information from the Department of Justice (DOJ) with respect to its filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its offer to acquire all of the outstanding shares of MCI Communications Corporation (NASDAQ: MCIC). Accordingly, the Hart-Scott-Rodino waiting period, which was originally scheduled to expire at 11:59 P.M., New York City time, on October 31, 1997, will be extended and will now expire 20 days after substantial compliance with the request for additional information or upon its earlier termination by action of the DOJ.

         WorldCom made the following statement:

         "The second request was fully expected, and WorldCom will work as expeditiously as possible to comply with the DOJ's request. WorldCom is confident that it will be able to close the transaction no later than the first quarter of 1998. A WorldCom-MCI combination will accelerate competition -- especially in local markets -- by creating a company with the capital, marketing abilities and state-of-the-art network to compete more effectively against the incumbent network carriers, domestically and abroad. Creating a stronger competitor in the local market helps fulfill the intent of the Telecommunications Act of 1996."

         WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

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